Exhibit 10.20

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

SECOND AMENDED AND RESTATED
REPLACEMENT SECURED NOTE

$524,772.85	December 8, 2010

The Makers (as hereinafter defined) executed and delivered to the Holder (as hereinafter defined) a replacement secured note dated July 1, 2009, in the original principal amount of $1,111,095.89 (the “Original Note”), and an amended and restated replacement secured note dated November 1, 2009, in the original principal amount of $1,143,667.74 (the “Amended Note,” and together with the Original Note, the “Old Notes”), and the Makers and the Holder have agreed to amend and restate the Old Notes as follows:

THIS SECOND AMENDED AND RESTATED REPLACEMENT SECURED NOTE (this “Note”), is made as of December 8, 2010 by Ecosphere Energy Services, LLC, a Delaware limited liability company (“Holdings”), and EES Operating Company, LLC, a Delaware limited liability company (“EES”, and together with Holdings, the “Makers”), to and in favor of Clean Water Partners, LLC, a Delaware limited liability company (the “Holder”).

This Note shall amend, modify and restate in its entirety (but shall not constitute a novation of), the Old Notes, and the conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions contained in the Old Notes.

FOR VALUE RECEIVED, the Makers hereby promise to pay to the order of the Holder, at ℅ Chad Wold, Esq., 122 Central Avenue, Whitefish, MT 59937, or at such other office as Holder designates in writing to the Makers, the principal sum of  Five Hundred Twenty-Four Thousand Seven Hundred Seventy-Two and 85/100 Dollars  ($524,772.85) together with interest thereon computed at the annual rate of ten percent (10%) from the date hereof until this Note has been paid in full.

The Makers shall make the payments of principal and interest under this Note to the extent of 50% of receipts of Holdings from Southwestern Energy Production Company and Seeco, Inc. pursuant to that certain Commercial Oilfield Services Agreement dated June 29, 2009 and related work orders, until all outstanding principal and interest under the Note has been paid in full.  Such amounts shall be paid to the Holder by wire transfer (pursuant to instructions provided by Holder) within one business day of receipt thereof by Holdings.  Payments shall first be applied to accrued interest and other charges hereunder and then to principal.  Notwithstanding the foregoing, the remaining principal balance and interest under this Note shall be due and payable in full on or before March 31, 2011.

While in default, this Note shall bear interest at the lesser of (i) the rate of 18% per annum or (ii) such maximum rate of interest allowable under the laws of the State of Florida. Payments shall be made in lawful money of the United States.  This Note is secured by the Obligations and Collateral as set forth in that certain Amended and Restated Credit Agreement dated July 15, 2009 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated December 8, 2010, and as may be amended, modified, revised or supplemented from time to time, the “Agreement”) among Holdings, EES, the Holder and Ecosphere Technologies, Inc., a Delaware corporation.  Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

1.  Event of Default.  In addition to the provisions of the Agreement, in the event either Holdings or EES shall fail to make any payment under the Agreement or the Notes when due; commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against either Holdings or EES, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 30 days; or there shall be commenced against either Holdings or EES any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or either Holdings or EES shall make an assignment for the benefit of creditors; or Holdings or EES shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or Holdings or EES shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by Holder.  This note is secured by the Agreement and is subject to all of its provisions.

2.  Prepayment.

(a)  The Makers, upon three days prior written notice to the Holder, may prepay, without penalty or premium, the Note and any accrued interest to the date of prepayment.  All prepayments shall be applied, first, to the payment of accrued interest on this Note to the date of such payment and second, to the payment of the principal amount of this Note.

(b)  Upon the sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of all or any Collateral, the Makers shall promptly apply the cash proceeds thereof (net of any reasonable attorney’s fees, reasonable accountant’s fees, reasonable brokerage fees and other reasonable customary fees and expenses incurred in connection therewith and net of taxes paid or reasonably expected to be payable as a result thereof) to the prepayment of the Loan.

3.  Miscellaneous.

(a)  This Note is subject to, and is entitled to the benefits of, the Agreement and amends and restates in its entirety (but does not constitute a novation of) the Old Notes.

(b)  All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(c)  This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(d)  This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the Makers have caused this Note to be executed as of the date aforesaid.

Ecosphere Energy Services, LLC

By:  ____________________________________________

______________  of Ecosphere Technologies, Inc.,

Managing Member

EES Operating Company, LLC

By: ____________________________________________

Manager